UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2010

FLEXTRONICS INTERNATIONAL LTD.
 (Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Changi South Lane, Singapore	486123
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Executive Compensation

Annual Incentive Bonus Plan for Fiscal 2011

On May 26, 2010, the Board approved the Company’s incentive bonus plan for fiscal 2011. The plan provides its executive officers with the opportunity to earn quarterly cash bonuses based upon the achievement of pre-established performance goals. Bonus opportunities will be based on achievement of quarterly targets. 50% of the quarterly payouts (if any) will be held back and will not be payable until after the fiscal year end. In addition, payout levels not achieved based on quarterly results will be subject to an annual catch-up if the annual payout level is greater than the cumulative quarterly payouts. Performance goals under the plan will be: quarterly revenue, earnings per share, operating profit (as a percentage of sales), and return on invested capital targets at the Company level; and quarterly revenue, operating profit (as a percentage of sales), profit after interest (as a percentage of sales), inventory turnover and other business-specific business unit targets at the business unit level for certain executives. The plan allows awards to provide for different metrics, target levels and weightings for different executives.

Under the incentive bonus plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 125% of base salary in the case of the Chief Financial Officer; and between 60% and 80% of base salary in the cases of other officers. Actual payout opportunities for each bonus component will range from a threshold of 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO) based on achievement of the performance measures. If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.

2010 Deferred Compensation Plan

The Board also approved the Company’s 2010 Deferred Compensation Plan, which will replace the Company’s existing Senior Executive Deferred Compensation Plan and Senior Management Deferred Compensation Plan. Under the new plan, participating officers may defer up to 75% of their base salary and up to 100% of their bonus, net of certain statutory and benefit deductions. The Company will only make a matching contribution for these deferrals in a manner consistent with and up to the total matching contribution available under the Company’s sponsored 401(k) plan. Initial Company contributions under the plan for new senior executive participants will be 50% of base salary. Annual Company contributions will be performance-based (using the same performance measures used under the incentive bonus plan) and may be made in amounts of up to 30% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits) and will cliff vest after four years. For performance below the threshold payout level under the incentive bonus plan, there will be no contribution; for performance at the threshold level, the contribution may be 50% of the target level of 30% of base salary; for performance at or above the target level of performance, the maximum contribution may be 30% of base salary. Deferred balances under the plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants may receive their vested compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to ten years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years. The deferred account balances are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations.

Executive Incentive Compensation Recoupment Policy

The Board also adopted an Executive Incentive Compensation Recoupment Policy. The policy covers the Company’s executive officers and direct reports of the Company’s Chief Executive Officer, and applies to bonuses or awards under the Company’s short and long-term incentive bonus plans, awards under the Company’s equity incentive plans, and contributions under the Company’s deferred compensation plans where the contributions are based on the achievement of financial results. In the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement, the Board will have discretion to recoup incentive compensation of any covered officer if and to the extent the amount of compensation which was paid or which vested would have been lower if the financial results had been properly reported. In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board will have discretion to cancel outstanding equity awards where the financial results which were later restated were considered in granting such awards. The Board only may seek recoupment in cases where the restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: June 2, 2010	By: /s/ Paul Read
Name: Paul Read Title: Chief Financial Officer